EXHIBIT 23.1

CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated April 18, 2008 with respect to the consolidated statements of net assets in liquidation of REMEC Inc. (the “Company”), as of January 31, 2008 and 2007, the related consolidated statements of changes in net assets in liquidation for the years ended January 31, 2008 and 2007 and the period from September 3, 2005 through January 31, 2006 and the consolidated statements of operations, shareholders’ equity, and cash flows (going-concern basis) for the period from February 1, 2005 through September 2, 2005:

(1)	Registration Statement (Form S-3 No.’s 333-31428, 333-45595, and 333-45357) of REMEC, Inc.,

(2)	Registration Statement (Form S-4 No.’s 333-90882, 333-74085, 333-27023 and 333-05343333-00000) of REMEC, Inc., and

(3)	Registration Statement (Form S-8 No.’s 333-37191, 333-16687) pertaining to the Equity Incentive Plan and 1996 Nonemployee Directors Stock Option Plan.

Our audits also included the fiscal 2006 (through September 2, 2005) financial information present in the financial statement schedule listed in Item 15(2). This schedule is the responsibility of REMEC, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is April 18, 2008, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

April 28, 2008